Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT
Insight Enterprises, Inc. Announces Definitive
Agreement to Purchase Calence, LLC
Networking and Advanced Communications Expertise
Accelerates Global VAR Solutions Strategy
Tempe, Arizona — Thursday, January 24, 2008 — Insight Enterprises, Inc. (NASDAQ: NSIT) (“Insight ” or the “Company”), a leading, global provider of technology solutions, today announced it has signed a definitive agreement to acquire privately-held Calence, LLC (“Calence”), one of the nation’s largest independent technology service providers specializing in Cisco networking solutions, advanced communications and managed services. This acquisition is consistent with Insight’s vision and strategy to become a global value added reseller of technology solutions through continued investment in certain key technology categories including networking and advanced communications. Under the terms of the agreement, Insight will acquire Calence for a cash purchase price of $125 million. Up to an additional $35 million in purchase price consideration may be due if certain performance targets are achieved over the next four years. The purchase price is subject to customary working capital and hold-back adjustments. The acquisition has been approved by the boards of directors of both companies, and is subject to customary closing conditions, including regulatory approval. Insight expects the acquisition to close early in the second quarter and while the Company has not yet completed its final valuation of the intangible assets that will be purchased in the transaction, it currently expects the transaction to be neutral to slightly accretive to full-year 2008 diluted earnings per share.
Founded in 1993 and headquartered in Tempe, Arizona, Calence is a leading provider of network solutions in the U.S., with strong regional presence in the Southwest, Northwest and Midwest, as well as New York and Texas. Consistently appearing on Inc. magazine’s list of the 50 fastest growing privately held companies in the country, Calence is expected to record net sales of approximately $324 million for the twelve months ended January 31, 2008. Calence specializes in building and managing world-class, complex networks to help clients increase productivity, manage risks and reduce costs. This acquisition will significantly enhance Insight’s technical capabilities around networking, advanced communications and managed services, and will help accelerate Insight’s transformation to a broad-based technology solutions advisor and provider.
“We are extremely excited about bringing Calence’s networking, advanced communications and managed services capabilities into the Insight organization,” said Rich Fennessy, President and CEO of Insight. “Their expertise will further improve our ability to help our clients enhance their business through innovative technology solutions. By incorporating a greater percentage of services into Insight’s complete portfolio of solutions offerings, we will further differentiate ourselves in the marketplace and solidify our value proposition as a trusted advisor of technology solutions to our clients.”
Building upon our acquisition of Software Spectrum in late 2006—which significantly enhanced Insight’s capabilities in the sale and service of software, expanded its global presence and deepened its penetration of the global enterprise sector—this business combination:
•	Accelerates the growth of Insight’s established networking and connectivity solutions technology practice;

•	Enhances Insight’s talent pool in its services business through the addition of approximately 160 professional consultants and systems engineers and approximately 120 technical teammates dedicated to the managed services business;

•	Enhances the margin profile of our overall business by nearly doubling the size of our North American services business, a category with generally higher gross profit margins than the Company’s hardware and software business’. Upon closing of the acquisition, the Company expects services to increase from approximately 3% to 5% of Insight North America’s net sales;

•	Adds additional scale to Insight’s North American net sales of networking and connectivity product solutions. North American net sales in this category on a combined run-rate basis, would be approximately $600 million per year; and

•	Provides opportunity to leverage Calence’s service capabilities across Insight’s more than 33,000+ customer franchise in the United States in the enterprise, mid-market and public sectors.
As part of the transaction, Calence’s Chief Executive Officer, Michael Fong, will join Insight reporting to Mark McGrath, President, Insight North America and Asia Pacific. Mr. Fong will maintain leadership and management responsibility for the acquired business and lead the effort to integrate the networking businesses of the combined organizations.
“Michael brings more than 18 years of experience in the networking and communications industry. Over the last 14 years, Michael directly led the transformation of Calence from a start-up network consultancy to a leading networking solutions provider in the U.S.” said Mark McGrath, President, Insight North America and Asia Pacific. “We are excited to have Michael join the Insight management team and look forward to leveraging his deep experience in providing network solutions to the market as we continue to pursue our solutions strategy in North America and abroad” stated McGrath.
Both Insight and Calence are Cisco Gold Certified Partners and, following the close of the sale, Insight will be one of Cisco’s leading channel partners in the U.S.
“Insight and Calence are both top Cisco partners, offering differentiated expertise and capabilities to businesses,” said Keith Goodwin, senior vice president, Worldwide Channels at Cisco Systems. “By taking an innovative, solutions-based approach to solving business issues, Calence has grown into one of the leading network solutions providers in the United States. When paired with Insight’s global reach, broad client-base and wide breadth of IT solutions offerings, the company will deliver exciting capabilities to its shared clients.”
The Company will fund the acquisition through a combination of cash on hand and new debt facilities.
JP Morgan Securities Inc. served as financial advisor to the Company and delivered a fairness opinion to its Board of Directors.
Conference Call
The Company will host a conference call and live webcast today at 10:00 a.m. ET to discuss the acquisition of Calence. A live webcast of the conference call, which will include prepared comments from executive management accompanied by a slide presentation and a question and answer session, will be available through our corporate website at www.insight.com, on the investor relations page. To access the webcast, please click on the webcast link and enter

67610A73. To participate in the conference call by telephone (in listen-only mode), please call 866-202-4683 and enter 35397955 for access to the call. A replay of the webcast will be available on our corporate web site beginning two hours after the conference call and remain available for a limited time.
Forwarding-Looking Information
Certain statements in this release and the related conference call and web cast are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statement. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K/A for the year ended December 31, 2006:
•	changes in the information technology industry and/or the economic environment;

•	our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in our information technology and voice and data networks, including the upgrade to mySAP and the migration of Software Spectrum to our information technology and voice and data networks;

•	the integration and operation of acquisitions, including our ability to achieve the expected benefits of the acquisition of Calence;

•	actions of our competitors, including manufacturers/publishers of products we sell;

•	the informal inquiry from the SEC and the fact that we could be subject to stockholder litigation related to our historical stock option granting practices and the related restatement of our consolidated financial statements;

•	the recently enacted changes in securities laws and regulations, including potential risk resulting from our evaluation of internal controls under the Sarbanes-Oxley Act of 2002;

•	the risks associated with international operations;

•	sales of software licenses are subject to seasonal changes in demand;

•	increased debt and interest expense and lower availability on our financing facilities;

•	increased exposure to currency exchange risks;

•	our dependence on key personnel;

•	risk that purchased goodwill or amortizable intangible assets become impaired;

•	our failure to comply with the terms and conditions of our public sector contracts;

•	risks associated with our very limited experience in outsourcing business functions to India;

•	rapid changes in product standards; and

•	intellectual property infringement claims.
Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the SEC.
About Insight
Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has approximately 4,500 teammates worldwide and generated sales of $3.8 billion for its most recent fiscal year, which ended December 31, 2006. Insight is ranked number 543 on Fortune Magazine’s 2007 ‘Fortune 1000’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Investor Inquiries:	Media Inquiries:
Helen Johnson	Catherine Eckstein
Senior VP, Treasurer and Investor Relations	Chief Marketing Officer
Tel. 480-333-3234	Tel. 480-333-3112
E-mail helen.johnson@insight.com	E-mail catherine.eckstein@insight.com
###